Exhibit 21.1

List of Subsidiaries

Subsidiaries	Place of Incorporation	Date of Incorporation

KiKirin China Holding Limited (“Kirin China”)	British Virgin Islands	July 6, 2010
KiKirin Huaxia Development Limited (“Kirin Development”)	Hong Kong, China	July 27, 2010
Shijiazhuang Kirin Management Consulting Co., Ltd. (“Kirin Management”)	Shijiazhuang, Hebei province, China	December 22, 2010
Spectrum International Enterprise, LLC	California, United States	January 11, 2013
Brookhollow Lake, LLC	California, United States	February 8, 2013
Newport Property Holding, LLC	California, United States	July 11, 2013
Kirin Hopkins Real Estate Group	California, United States	July 23, 2013
Greenfield International Corporation	California, United States	August 12, 2013
VIEs
HHebei Zhongding Real Estate Development Co., Ltd. (“Hebei Zhongding”)	Xingtai, Hebei province, China	July 16, 2007
XiXingtai Zhongding Jiye Real Estate Development Co., Ltd.	Xingtai, Hebei province, China	August 7, 2008

Subsidiaries of VIEs
XiXingtai Zhongding Construction Project Management Co., Ltd.	Xingtai, Hebei province, China	September 3, 2007
XiXingtai Zhongding Kirin Real Estate Development Co., Ltd. (formerly known as Xingtai Zhongding Business Service Co., Ltd., “Business Service”)	Xingtai, Hebei province, China	July 29, 2008
Huaxia Kirin (Beijing) Garden Project Co., Ltd.	Beijing, China	January 19, 2010
XiXingtai Hetai Real Estate Development Co., Ltd.	Xingtai, Hebei province, China	December 6, 2010
Huaxia Kirin (Beijing) Property Management Co., Ltd.	Beijing, China	December 19, 2011
HHebei Zhongding Property Service Co., Ltd.	Xingtai, Hebei province, China	December 19, 2011
LaLanngfang City Huading Chengmei Real Estate Development Co., Ltd. (“Huading Chengmei”)	Langfang, Hebei province, China	July 27, 2012
BBaoding City Heda Kirin Science and Technology Park Investment Co., Ltd. (“Heda Kirin”)	Baoding, Hebei province, China	September 3, 2012
BBaoding City Heda Kirin Real Estate Development Co., Ltd.	Baoding, Hebei province, China	November 28, 2012